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                                                                   EXHIBIT 99.19

              [LETTERHEAD OF TRANSITIONAL HOSPITALS CORPORATION]

FOR IMMEDIATE RELEASE

         Transitional HospitalS Postpones Rights Plan Distribution Date


        LAS VEGAS, NEVADA, June 10, 1997 -- Transitional Hospitals Corporation [NYSE:THY] announced today that the Board of Directors has voted to postpone the "distribution date" under its Stockholder Rights Plan from today's date until the earlier of either June 17, 1997 or the date an acquiring person (as defined in the Stockholder Rights Plan) acquires 15% of the outstanding common stock. Without the Board's action, the rights would have become exercisable today.

        Pursuant to the Stockholder Rights Plan, following the distribution date, stockholders have the right to purchase 1/100 of a share of Series B Junior Participating Preferred Stock for $45.00. The Stockholder Rights Plan further provides that if Vencor were to acquire 15% of the outstanding common stock, stockholders, other than Vencor, would have the right to purchase common stock having a value of $90.00 for $45.00. The Board has previously amended the distribution date on two other occasions.


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Contact: Suzanne Shirley, Transitional Hospitals, (702) 257-3663 or -4000
         Michael Sitrick/Jeffrey Lloyd, Sitrick And Company, (310) 788-2850